Exhibit 10.7

EXECUTIVE SERVICE AGREEMENT between SYNEOS HEALTH UK LIMITED and CHRISTIAN TUCAT

Company: Syneos Health UK Limited whose registered office is at 1 Pinehurst Road, Farnborough Business Park, Farnborough, Hampshire GU14 7BF (the Company); and

Employee: Christian Tucat of [***].

This Contract supersedes any earlier written or oral arrangement between you and the Company. There are no Collective Agreements which affect your employment.

1.
COMMENCEMENT OF EMPLOYMENT

Your employment with the Company commenced on 12 August 2013. This date shall be your start date for the purposes of continuous employment under the Employment Rights Act 1996.

2.
CONDITIONS

2.1 Your ongoing employment with the Company is conditional on you having the right to work lawfully in the UK, and evidence of any relevant academic or professional qualifications.

2.2 If you are required to hold a professional certification for your role, it is a condition of your employment that you hold such certification and shall continue at all times to be so certified. You shall immediately notify the Company if you cease to hold the certification during your employment, or become subject to any inquiry, investigation or proceeding that may lead to loss of the certification. We may terminate your employment with immediate effect without notice or payment in lieu of notice if you cease to hold the certification.

3.
JOB TITLE

3.1 You will be employed by the Company in the role of Chief Business Officer for the Company and for the Company’s parent company, Syneos Health Inc. and shall have such responsibilities and authority as are consistent with the responsibilities of a Chief Business Officer on and subject to the terms and conditions of this Contract.

3.2 You will also have such obligations and responsibilities toward a Group Company that are set out in this Contract.

3.3 For the purpose of this Contract, Group Company means the Company and any company which from time to time is (a) a Subsidiary of the Company (b) a Holding Company of the Company, a Subsidiary of any such Holding Company or (d) an associated company being any company in which the Company or any of the group companies falling within (a) to (c) has a shareholding of 50% or more or any company which has a shareholding of 50% or more in the Company or any of the group companies falling within (a) to (c) and Group shall mean all such Group Companies at such time. Subsidiary and Holding Company means a subsidiary and holding company as defined in the Companies Act 2006.

4.
JOB DUTIES AND TRAINING

4.1 You agree that you shall

4.1.1 unless prevented by ill health, incapacity or injury, devote the whole of your working time, attention and abilities to your duties under this Contract

4.1.2 faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be assigned to or vested in you by the board of directors of Syneos Health Inc. (the Board)

4.1.3 obey all reasonable and lawful directions of the Board

4.1.4 comply with, and do such things as are necessary to ensure compliance by the Company and any relevant Group Company with, all the Company’s, or any Group Company’s, legal and compliance policies and procedures in relation to insider trading and anti-bribery, as well as all obligations under U.S. securities laws and all other applicable laws, rules and regulations applicable to the Company and any relevant Group Company, including, without limitation, the UK Bribery Act 2010

4.1.5 at all times act in the best interests of the Company and use your best endeavours to promote, protect, develop and further the interests of the Company, any of its Group Companies and their employees

4.1.6 disclose to the Board any opportunities to perform services of the kind undertaken by the Group of which you become aware

4.1.7 keep the Board at all times promptly and fully informed (in writing if so requested) of your conduct of the business of the Company and any Group Company and provide such explanations in connection with such conduct as the Board may from time to time require; and

4.1.8 report to the Board your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee, director or contractor of the Group immediately on becoming aware of it.

4.2 The Company may, at any time during your employment, upon reasonable notice, require you to undertake any duties which fall within your capabilities, which will be according to the needs of the Company’s business.

4.3 You agree that you shall if and so long as the Company requires without further remuneration:

4.3.1 carry out your duties as instructed by the Company on behalf of any Group Company and

4.3.2 act (subject to your prior agreement) as a director, officer or consultant of any Group Company.

4.4 You confirm you have disclosed to the Company all circumstances in respect of which there is, or there might be, a conflict or possible conflict of interest between the Company or any Group Company and you and you agree to disclose fully to the Company any such circumstances that might arise during your employment. For the avoidance of doubt, this includes but is not limited to, disclosing to the Company any activity by a third party or you which might reasonably be expected to harm the Company or any Group Company or its business or to destabilise its workforce.

4.5 You agree that you shall disclose to the Company any direct or indirect approach or solicitation by any competitor or potential competitor of the Group intended to encourage (i) you and/or any other employee of the Company to terminate their employment with the Company or any Group Company, (ii) any client or potential client of the Group to terminate, or otherwise alter their relationship with the Group, or (iii) any supplier or potential supplier to the Group to terminate, or otherwise alter their relationship with the Group.

4.6 During your employment you must complete various training courses which the Company or a Group Company may provide from time to time in-house. Compulsory training will usually be assigned to you through the Company’s learning management system. Specific details of other courses that might be available can be found on the intranet. You should speak to your line manager in the first instance if you would like to take a course.

4.7 We take a zero-tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made.

4.8 You agree that you shall comply with any rules, policies and procedures applicable to you and which are available to view on the Company intranet. These do not form part of this Contract may be amended at any time. To the extent that there is any conflict between the terms of this Contract and such rules, policies and procedures this Contract shall prevail.

4.9 All documents, manuals, hardware and software provided for your use by us, and any data or documents (including copies) produced, maintained or stored on our computer systems or other electronic equipment (including mobile phones), remain our property.

4.10 During any period of notice of termination (whether given by your or the Company), the Company shall be at liberty to assign to you such other duties as the Company shall determine in its absolute discretion and may appoint another person to carry out your former duties.

5.
PLACE OF WORK

5.1 Your usual place of work will be your home office in the UK. Your place of work may be changed by the Company on reasonable notice to any reasonable location in the UK.

5.2 During the course of your employment you may be required to travel and work in the UK or abroad at any of the Company’s establishments or client sites as the Company’s management may from time to time require and as the need arises.

6.
REMUNERATION

6.1 You will be paid a basic salary of £417,794 gross per annum subject to deductions for tax and National Insurance and any other deductions required by law.

6.2 Your salary will be reviewed on an annual basis by the Board and or a committee of the Board in line with the Syneos Health Annual Appraisal, but you have no contractual right to a yearly increase.

6.3 You are entitled to a car allowance of £11,112 gross per annum subject to deductions for tax and National Insurance contributions, and any other deductions required by law.

6.4 Your salary and car allowance will accrue on a day-to-day basis and will be payable monthly in arrears by the 25th day of the month by BACS transfer. If the 25th falls on a weekend or bank holiday, you will be paid on the last working day preceding. Your salary is paid in respect of your duties both for the Company and any other Group Company for whom you are required to work.

6.5 You are eligible to participate in the Management Incentive Plan of Syneos Health Inc (the MIP) subject to the rules of the MIP in force from time to time. These rules do not form part of your Contract. Your participation in the MIP and your eligibility to receive any target bonus under it is subject to the satisfaction of the terms and conditions of the MIP as it may be modified by the Board in its sole and absolute discretion from time to time. Any target bonus payable under the MIP shall be paid subject to deductions for tax and National Insurance and any other deductions required by law and in accordance with the rules of the MIP, with such payments usually being paid no later than 15th April of the calendar year during which such target bonus vests and at the same time as any similar bonuses are paid to other senior executives. If on the date of payment, you are no longer employed by the Company or you are under notice (whether given or received by you, you shall not be entitled to receive any payment under the MIP. For the 2022 financial year your target bonus opportunity shall be 70% of your annual basic salary, subject to the rules of the MIP.

6.6 You shall be entitled to participate in the long-term equity incentives pursuant to the Syneos Health Inc 2018 Equity Incentive Plan (the Equity Incentive Plan) and/or such other long-term equity incentive plans of the Group in force from time to time. Your entitlement to participate in the Equity Incentive Plan and/or any other long-term equity incentive plans of the Group is subject to the Board’s approval of any option grants and always in accordance with and subject to the rules of the Equity Incentive Plan and/or any other long-term equity incentive plans of the Group in force from time to time and the terms of any stock option agreements or other agreements in relation to such long-term equity incentives.

6.7 If your employment should terminate for any reason (including as a result of a repudiatory breach of contract by the Company) your rights in relation to any long-term equity incentives will be governed entirely by the terms of and the rules of such scheme and you will not be entitled to any further or other compensation for any loss of any right or benefit or prospective right or benefit under any such scheme which you may have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

6.8 You are eligible to participate in the Syneos Health Inc. Executive Severance Plan (the Severance Plan) in force at any time. As a participant in the Plan, you are eligible to receive certain severance benefits upon a Qualifying Termination (as defined in the Severance Plan) of your employment with the Company. The following additional terms apply to your participation and any eligibility under the Severance Plan:

6.8.1 The Company reserves the right, at its discretion, to remove you as a participant in the Severance Plan if you have not accepted in writing any equity grant in the time required for such acceptance as specified in the grant document.

6.8.2 Release as defined in the Severance Plan shall, for your purposes, mean obtaining independent legal advice and entering into a settlement agreement on such terms as the Company may specify under which you waive your contractual and statutory employment rights. Entering into such an agreement shall be a pre-condition of any payment to you under the Severance Plan.

6.8.3 Your entitlement under the Severance Plan shall be deemed inclusive of any statutory and contractual entitlements, including but not limited to, any redundancy payment, notice pay and/or payment in lieu of notice due under your contract of employment, including any amendments thereto.

6.8.4 Section 3.01(c) and Section 3.02(c) of the Severance Plan shall not apply to you.

6.8.5 Article VI of the Severance Plan shall not apply to you, but any payments due to you under the Severance Plan (if any) shall be made less such deductions of tax and National Insurance and any other deductions required by law as the Company may be required to make.

7.
HOURS OF WORK

7.1 You are required to work such hours as are necessary for the proper performance of your duties.

7.2 You agree that in your capacity as Chief Business Officer you may choose or determine the duration of your working time and that the working time limits set out in Part II of the Working Time Regulations 1998 do not apply to your employment under this Contract.

8.
DEDUCTIONS

Without prejudice to any other rights open to the Company, you agree that the Company may deduct from any amounts due to you (including Company sick pay, and at the conclusion of your employment from any final and/or holiday pay due to you) any money owed to the Company or a Group Company, including sums representing the value of any Company property lost by you, or damaged as a consequence of your negligence. If on termination of your employment, your final pay is insufficient to discharge such indebtedness in full, you agree to pay the amount due as a debt to the Company within 30 days of termination of your employment. In the event you fail to repay such money after written demand from the Company, and it is necessary to take legal action against you to collect such amounts, you agree to pay the Company for all costs incurred by the Company to collect such amounts from you, including legal fees and court costs.

9.
EXPENSES

You will be reimbursed all reasonable out-of-pocket expenses, properly, wholly and exclusively incurred by you and authorised by your line manager in the discharge of your duties under this contract upon evidence of actual payment or other evidence of the expenses concerned, as the Company reasonably requires.

10.
CAR ALLOWANCE

10.1 Where you are required to use a car in performance of your duties you must hold a valid license to drive in the UK, which you must produce to the Company for inspection upon request. Any vehicle used for business use must carry suitable insurance. You must produce evidence of such insurance for inspection by the Company upon request.

10.2 Where you are required to use a car in performance of your duties you agree that you shall immediately inform the Company in the event that:

10.2.1 you are prosecuted or are to be prosecuted for any road traffic offence

10.2.2 your driving license is endorsed or becomes endorsed

10.2.3 you are disqualified from holding a driving license for whatever reason and or

10.2.4 you commit any act or omit to do anything which may have the effect of making any insurance covering any vehicle which you may drive void or voidable.

10.3 Where your role requires you to use a car for successful performance of your duties in the event that you are disqualified from holding a driving license, you acknowledge that the Company may:

10.3.1
assign you to a new role (even if such role occasions a reduction in salary or benefits or loss of status or seniority) or

10.3.2
terminate your employment without notice or payment in lieu of notice.

11.
PENSION & OTHER BENEFITS

11.1 The Company operates a group personal pension plan. Membership of the pension plan is subject to the entry qualifications of the plan. The Company will contribute a discretionary percentage of annual base salary towards the scheme as well as you. The Company reserves the right at its absolute discretion to withdraw or amend the terms of its Group Personal Pension Plan upon reasonable notice.

11.2 You shall be eligible to participate in such private health care, dental care, permanent health insurance and life assurance schemes which the Company may maintain for the benefit of its senior employees (the Schemes). The Schemes operate entirely at the Company’s discretion and may be withdrawn or amended at any time upon the giving of proper notice of any such change.

11.3 The Company shall be under no obligation to make any payment under the Schemes to you unless and until it has received the relevant payment from the Schemes’ providers. If any of the Schemes providers refuse for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to you, the Company shall not be liable to provide replacement benefits itself or any compensation in lieu and shall be under no obligation to pursue a claim for unpaid benefits on your behalf against the Schemes providers.

11.4 The Company reserves the right to terminate your employment, where it has good cause to do so (including but not limited to where you are redundant or have committed misconduct), notwithstanding that you are receiving benefits under the Schemes and that such termination may result in those benefits being discontinued. You agree that you shall have no claim against the Company for damages in respect of the loss of benefits under the Schemes in such circumstances.

11.5 In the event that you are absent by reason of ill-health you will continue to cooperate with and act in good faith towards the Group including but not limited to staying in regular contact with the Board and providing it with such information about your health, prognosis and progress as the Board and/or the Group may require.

11.6 Any benefits paid under the Schemes are inclusive of your entitlement to holiday pay either during or on the termination of employment

12.
HOLIDAYS

12.1
The Company’s holiday year runs from 1 January to 31 December.

12.2
You will be entitled to take paid leave pro-rated to 30 days paid holiday in each holiday year for full time working. In addition, you will be paid for any public holidays that fall on a normal working day.

12.3
All holidays must be taken at times agreed in advance with your line manager, having regard to the needs of the Company (or any relevant Group Company’s business).

12.4
Not more than 10 working days of holiday entitlement may be taken at any one time, other than with the prior authorisation of your line manager.

12.5
You are encouraged to use all your holiday entitlement in the holiday year, but you will be permitted to carry over 5 untaken days, subject to the conditions laid out in the Company’s Holiday Policy in force from time to time. Subject to paragraph 12.7.1 below, the Company does not pay holiday pay in lieu of holiday that has accrued but has not been taken by the end of the holiday year.

12.6
For the holiday year during which your employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis.

12.7
On the termination of your employment with the Company, the Company may, at its discretion:

12.7.1
pay you in lieu of all outstanding holiday, less tax and deductions required by law, except that if you are dismissed for gross misconduct, the Company shall be under no obligation to pay you holiday pay in respect of accrued, but not taken holiday in excess of any minimum holiday entitlement required by law or

12.7.2
deduct from your final salary payment (or in the event that this is insufficient) require you to pay to the Company, any paid holiday to which you are not entitled at the end of your employment.

SICKNESS OR INJURY

13.1
Subject to your compliance with the Company’s rules from time to time in force regarding sickness notification and doctor’s certificates (details of which can be obtained from the Regional HR Team) and subject to the Company’s right to terminate your employment for any reason including without limitation incapacity you are at any time absent on medical grounds, the Company shall pay you Statutory Sick Pay (SSP) during periods of sickness absence. You may also be eligible for Company Sick Pay, full details of which are set out in the non contractual Sickness Policy available on the Company Intranet.

13.2
The Company reserves the right to require you to undergo a medical examination by a doctor or consultant nominated by it, at any time including at any stage of absence at the Company’s expense, and you agree that you will undergo any requisite tests and examinations and will fully co-operate with the relevant medical practitioner and shall authorise them to disclose to and discuss with the Company the results of any examination and any matters which arise from it.

13.3 If you are prevented by incapacity from properly performing your duties under this Contract for a consecutive period of 25 working days the Board may appoint another person or persons to perform those duties until such time as you are able to resume fully the performance of his duties.

OTHER PAID LEAVE

You may be eligible to take paid statutory leave, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time. Further details of such leave and your pay during such leave are available on the Company intranet. We may replace, amend or withdraw the Company’s policy on any type of leave at any time.

OUTSIDE BUSINESS INTERESTS

15.1
You agree that you will not be engaged, interested or concerned in any activity, office or outside business interests without prior consent of the Company. For the avoidance of doubt, consent will not be given in relation to any activities, office or business interests, which in view of the Company, are similar to, or compete directly or indirectly with the business of the Company, or the Group, or which could in the view of the Company, give rise to a conflict of interest or interfere with the efficient performance of your duties.

15.2
You may, however, hold (directly or through nominees, including your spouse, partner or minor children), by way of bona fide personal investment, any units of any authorised trust, up to 1% of the issued shares, debentures or other securities of any private company whose shares are listed on a recognised investment exchange, or dealt in the Alternative Investment Market.

NOTICE AND TERMINATION OF EMPLOYMENT

16.1
Your employment may be terminated by either party giving the other prior notice in writing of at least three (3) months.

16.2
The Company reserves the right to terminate your employment at any time (including where you have given notice to the company) by giving notice in writing that is doing so and confirming that it has, or will pay you, in lieu of your notice period, or any remaining notice period. You shall not be entitled to require that you be paid in lieu of notice rather than work your notice period. Whether or not to offer to pay out your notice (rather than have you work it) is entirely at the company’s discretion. For the avoidance of doubt, any payment in lieu shall be in respect of basic salary only (less deductions for income tax and social security contributions) and shall not include the value of any allowance, benefit, bonus, incentive, commission, or holiday entitlement which you would have accrued had you been employed until the expiry of your notice period.

16.3
The Company may terminate your employment without notice and without a payment in lieu of notice in the event that you:

16.3.1
are guilty of gross misconduct, gross negligence or breach of a fundamental term of your employment. Please refer to the UK Disciplinary policy available on the Company Intranet for examples of gross misconduct etc.

16.3.2
act in a way in which in view of the Company brings you, the Company or any Group Company into disrepute, whether or not such an act is directly related to the affairs of the Company or any Group Company

16.3.3
are subject to a director’s disqualification order

16.3.4
become bankrupt and have an interim order made against you under the Insolvency Act 1986, or make any composition or enter into any deed of arrangement with your creditors or the equivalent of any of these under any other jurisdiction

16.3.5
are convicted of a criminal offence (other than a driving offence for which a fine or non-custodial penalty is imposed) or

16.3.6
are, in the opinion of a medical practitioner, physically or mentally incapable of performing your duties and may remain so for more than three months and the medical practitioner has given a medical opinion to the Company to that effect.

16.4
The Company’s rights under paragraph 16.3 are without prejudice to any other rights it may have at law to terminate your employment or to accept any breach of this contract by you as having brought the contract to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver of these rights.

16.5
Upon the termination of your employment under this Contract for whatsoever cause, you shall forthwith deliver up to the Company all items issued to you which may be in your possession, custody or control and which are the property of the Company or which otherwise relate in any way to the business or affairs of the Company, including all files, notes, records, memoranda, plans, design specifications, keys, programs, software, price lists, lists of customers, technical literature, contact lists and other documents used or prepared by you, during your employment. No copies of the same or any part thereof shall be retained by you.

16.6
Upon the termination of your employment, the Company shall be entitled as a result of this Contract to deduct any amount of money owed by you to the Company as a result of any loan, overpayment, retention of Company property, default on your part or any other reason whatsoever from any final payment of salary which it may be due to make to you. If the final salary is not sufficient to cover the total, you agree to repay the remaining amount of such monies upon the Company’s written demand for payment within thirty (30) days. In the event you fail to repay the money after such written demand, and it is necessary to take legal action against you to collect such amounts, you agree to pay the Company for all costs incurred by the Company to collect such amounts, including legal fees and court costs.

GARDEN LEAVE

17.1 Following receipt of notice of termination by either party, the Company may immediately by written notice place you on garden leave for the whole or part of the remainder of your employment. During any period of garden leave:

17.1.1
the Company may require you to carry out different duties from your normal duties, whether or not that occasions a loss of status or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as the Company may decide and/or

17.1.2
the Company shall be under no obligation to provide any work to you and/or

17.1.3
you shall remain an employee of the Company, will continue to receive your salary and all contractual benefits provided by your employment and be bound by the terms of this agreement (including any implied duties of good faith and fidelity) and/or

17.1.4
the Company may require you not to attend at work and return your security pass and/or require you to cease carrying out your duties altogether, or having any business dealings with or attempt to contact or deal with) the Company’s employees, suppliers, advertisers, customers, agents, shareholder, adviser or other business contact and may exclude you from any premises of the Company or any Group Company and

17.1.5
you may not be engaged or employed by or take up any office or partnership in any other company, firm or business, or trade on your own account without written permission of the Company and

17.1.6
you shall ensure that your line manager knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way) and

17.1.7
any accrued but unused holiday entitlement shall be deemed to be taken during any period of garden leave.

RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

17.1 The restrictions set out in the Schedule to this Contract shall apply after termination of your employment.

17.2 You are aware that that the Company deals with clients and has business relationships globally, throughout the world, and you agree that the restrictions in the Schedule to this Contract are reasonable, especially in light of Company’s dealings throughout Europe and the United States and your responsibilities therein.

DATA PROTECTION

18.1
You understand that the Company will be required to process your personal data in connection with your employment. From time to time, the Company may also be required to process certain special category personal data, for instance concerning your health, in connection with your employment. The Company will collect and process information in accordance with the privacy notice in the Data Privacy Policy which is available on the Company’s intranet and which sets out the circumstances in which personal data will be processed.

18.2
You will comply with the Company’s Data Privacy Policy when handling personal data during the course of or connected with your employment, including but not limited to personal data related to any employee, worker, contractor, customer, client, supplier, patient or agent of the Company. You will comply with all other relevant Company policies including but not limited to the Information Security Policy and Social Media Policy, as may be amended from time to time.

18.3
Failure to comply with the Data Privacy Policy or any of the policies referenced this clause 19 shall be dealt with under the Company’s disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to immediate termination of employment.

CONFIDENTIALITY

20.1
In the course of your work, you will have access to and be entrusted with confidential information in respect of the business and finances of the Company and Group Companies and their dealings, transactions and affairs.

20.2
For good and valuable consideration, including your employment with the Company and the compensation now and hereafter paid to you, you agree that at all times during your employment with the Company and thereafter, you will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Confidential Information (defined below), except as such disclosure, use or publication may be required in connection with your work for the Company or expressly authorized by an officer of the Company in writing.

20.3
Confidential Information means without limitation, any confidential or proprietary information or materials of the Company or any Group Company, whether of a technical, business, or other nature, including information and materials which relate to operations, processes, products, promotional material, developments, patent applications, formulas, sponsor or client lists, manufacturing processes, trade secrets, basic scientific data, data systems, employment policies, formulation information, budgets, bids, proposals, Study protocols, coding devices, and any other confidential data or proprietary information in connection with the Company, or Group Companies or their business affairs, including but not limited to any information relating to the operation of the Company’s and/or Group Companies’ business which the Company and/or Group Companies may from time to time designate as confidential or proprietary or that you reasonably know should be, or has been, treated by the Company and/or Group Companies as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print or in any other form, including all originals, copies, notes or other reproductions or replicas thereof. You agree and acknowledge that the Confidential Information is owned or licensed by the Company and/or Group Companies; is secret, unique, valuable, proprietary and confidential; cannot easily be accessed and is subject to reasonable protections against disclosure; and derives independent actual or potential commercial value from not being generally known or available to the public. Any trade secrets and confidential information of the Company and/or Group Companies will be entitled to all of the protections and benefits under any applicable law.

20.4
The obligations of confidentiality and nondisclosure hereunder shall continue after the date of termination of your employment. Such obligations shall not apply to information that you can establish:

20.4.1
is in the public domain at the time of disclosure

20.4.2
becomes a part of the public domain, by publication or otherwise, through no fault of your own or other violation of this contract or applicable law

20.4.3
is disclosed to you by a third party under no obligation to maintain the confidentiality of the information

20.4.4
was in your possession prior to the time of disclosure or development by the Company and/or its Group Companies, other than as a result of your breach of any legal obligation, as established by your contemporaneously maintained written files or records, and was not acquired directly or indirectly from the Company and/or Group Companies under an obligation of confidence

20.4.5
was independently developed by you entirely on your own time without using or relying on the Company’s and/or Group Companies’ equipment, supplies, facility or trade secret information and without use of or reliance on any Confidential Information and that does not relate to the Company’s and/or Group Companies’ business or actual or demonstrably anticipated research or development or result from any work performed by you for the Company and/or Group Companies or

20.4.6
is required to be disclosed by any law, rule, regulation, order, subpoena, or other legal or administrative process; provided however, that in the event that you are required by such processes as shown above to disclose any Confidential Information, you will promptly notify the Company of such requirement so that the Company may seek a protective order or other appropriate remedy, or in its sole discretion, waive compliance with this Clause 20(d)(vi). In the event that no such protective order or other remedy is obtained, or in the event that the Company waives compliance with this Clause 20(d)(vi), you will furnish only that portion of the Confidential information that you are advised by counsel is legally required to be furnished and you shall exercise all reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information so furnished.

20.5
You understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (Third Party Information) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of your employment and thereafter, you will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel or designees who need to know such information in connection with their work for the Company) or use, except in connection with your work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

20.6
A breach of confidentiality in any of the above areas would be regarded as a serious breach of contract, leading to disciplinary action, which could result in dismissal.

20.7
In addition, you may not seek gain or advantage, financial or otherwise, for you, your family or any other person, by making use directly or indirectly of information acquired in the course of your duties. Criminal penalties as well as disciplinary action may attach to such conduct.

20.8
You agree that you will not copy, print, or transfer any of the Confidential Information and Third-Party Information or any information stored within the Company’s computer or other property for any purposes other than for fulfilling your obligations hereunder.

20.9
No part of this contract is intended to limit or restrict your right to make a protected disclosure as defined in s43A of the Employment Rights Act 1996 or such other equivalent legislation as may be in force from time to time.

COMPANY PROPERTY

21.1 The Company may provide you with certain equipment which may include but will not be limited to laptop computers, mobile phones and computer software to facilitate you in performing your duties.

21.2 The property is provided to you exclusively for business use and you may therefore be required to return it during periods of suspension, holidays, sick leave or garden leave. The Company will pay for maintenance and repairs, provided they are not caused by your negligence.

21.3 If the Company has to repair or replace any items as a result of your negligence, carelessness, failure to return when so requested or other failure to take reasonable care of the property, you agree that a sum equivalent to the actual financial loss suffered by the Company can be deducted from your wages, reflective of the Company’s genuine attempt to assess such loss. In addition, the Company may take disciplinary action against you.

21.4 All files, notes, records, memoranda, plans, design specifications, keys, programs, software, price lists, lists of customers, technical literature, contact lists and other documents used or prepared by you, during your employment, are the property of the Company and must, on termination of your employment, be left with the Company, together with any other property belonging to the Company.

21.5 If you have any information relating to the Company, or the Group, or work you have carried out for the Company or any Group Company, which is stored on a computer or laptop computer or other device or storage medium which does not belong to the Company, this must be disclosed to the Company. The Company shall be entitled to download the information and/or supervise its deletion from the device concerned.

COPYRIGHT AND DESIGN

22.1 In this Clause, the following definitions shall apply:

Intellectual Property Rights mean patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.”

Invention means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.

22.2 You shall give the Company full written details of all Inventions and Intellectual Property Rights made wholly or partially by you at any time during the course of your employment. You acknowledge that all Intellectual Property Rights subsisting (or which may subsist) in all such Inventions and works shall automatically, on creation, vest in the Company. To the extent they do not vest automatically, you hold them on trust. You agree to promptly execute all documents and do all acts as may, in our opinion, be necessary to give effect to this clause 21.

22.3 You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in this Clause 21.

22.4 You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things necessary or desirable for the Company (or its nominee) to obtain the full benefit of this Clause.

SECURITY AND MONITORING OF PERSONAL COMMUNICATIONS

All communications, whether by telephone, e-mail, fax, or any other means, which are transmitted, undertaken or received using Company property, or on Company premises, will be treated by the Company as work related and are subject to interception, recording and monitoring without further notice.

GRIEVANCE PROCEDURE

Full details of the non-contractual grievance procedure are set out in the Grievance Policy available on the Company Intranet.

DISCIPLINARY PROCEDURE

Full details of the non-contractual disciplinary procedure are set out in the Disciplinary Policy available on the Company Intranet.

UK POLICIES

Further details of your terms and conditions of employment, and other policies and procedures, including the non-contractual grievance and disciplinary procedures, are contained within the UK Policies available on the Company Intranet.

Should the provisions of this Contract of Employment be different from any provisions contained in the UK Policies contained on the Company Intranet this Contract of Employment shall take precedence.

EMPLOYMENT RIGHTS ACT 1996

This Contract of Employment sets out the particulars of your employment with the Company in accordance with the requirements of Section 1 of the Employment Rights Act 1996.

CHANGES TO TERMS AND CONDITIONS OF EMPLOYMENT

28.1
The Company reserves the right to make reasonable changes to the terms and conditions of employment from time to time according to the business needs, provided such variations are not detrimental to you. The Company will take all reasonable steps to give notice of a change and to consult with you before implementing the change.

28.2 Any significant changes to the terms and conditions of your employment must be mutually agreed with you, in writing.

GOVERNING LAW

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

Signed on behalf of Syneos Health UK Limited:

Signed: /s/ Nyla Singh………………………. Date: 14/2/2023……………

Signed by Christian Tucat:

Signed: /s/ Christian Tucat…………………… Date: 13/02/2023…………

SCHEDULE

POST-TERMINATION RESTRICTIONS

1.
INTERPRETATION

The following definitions and rules of interpretation apply to this Schedule.

Capacity: as agent, consultant, director, employee, worker, owner, partner or shareholder.

Confidential Information: the meaning given in Clause 20.3 of your employment contract.

Employment: your employment by the Company pursuant to the terms of your contract of employment as may be amended from time to time.

Garden Leave: any period during which we have exercised our rights under Clause 17 of your employment contract.

Group Company: as defined in section 3.3.

Restricted Business: those parts of any Group Company’s business with which (1) you were involved to a material extent in the 12 months before Termination, or (2) a person in any Capacity reporting to you was involved in the 12 months before Termination or if you are placed on Garden Leave, the 12 months prior to the date on which are you placed on Garden Leave

Restricted Customer: any person, firm or company who, in the 12 months prior to Termination, was a customer or prospective customer, or in the habit of dealing with, any Group Company and with whom you had contact or about whom you had access to Confidential Information in the course of your employment.

Restricted Person: anyone employed or engaged in any Capacity by any Group Company with whom you dealt in the 12 months before Termination in the course of your employment.

Termination: the date on which your employment with the Company terminates, howsoever caused.

2.
POST-TERMINATION RESTRICTIONS

2.1.
In order to protect the Confidential Information and any Group Company’s business connections to which you have access as a result of the Employment, you covenant with the Company (on its own behalf and as trustee and agent for each Group Company) that you shall not:

2.1.1.
For 12 months after Termination, solicit or endeavor to entice away from any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business

2.1.2.
For 12 months after Termination in the course of any business which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavor to entice away from any Group Company and Restricted Person

2.1.3.
For 12 months after Termination in the course of any business which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be themselves in breach of contract as a result of such employment or engagement;

2.1.4.
For 12 months after Termination, be involved in any Capacity with any business which is (or intends to be) in competition with any Restricted Business; or

2.1.5.
For 12 months after Termination, be involved with the provision of goods or services to (or otherwise have business dealings with) any Restricted Customer in the course of any business which is in competition with any Restricted Business.

2.2.
None of the restrictions in Paragraph 2.1 shall prevent you from:

2.2.1.
Holding an investment by way of shares or other securities of not more than 1% of the total issued share capital of any company, whether or not it is listed or dealt in on a registered stock exchange; or

2.2.2.
Being engaged or concerned in a business insofar as your duties or work shall relate solely to geographical areas where such business is not in competition with any Restricted Business; or

2.2.3.
Being engaged or concerned in a business whose primary activity is the manufacture and supply of medicinal products or devices; or

2.2.4.
Being engaged or concerned in a business provided that your duties or work relate solely to services or activities of a kind with which you were not concerned to a material extent in the [12] months prior to Termination.

2.3.
The restrictions imposed on you by this Paragraph 2 apply to you acting:

2.3.1.
Directly or indirectly; and

2.3.2.
On your own behalf or on behalf of, or in conjunction with, any firm, company or person.

2.4.
The periods for which the restrictions in Paragraph 2.1 shall be reduced by any period that you spend on Garden Leave prior to Termination.

2.5.
If, during the Employment or before expiry of the last of the covenants in Paragraph 2, you receive an approach or offer to be involved in any Capacity in a business which competes with any part of any Group Company’s business with which you are or have been involved to a material extent during the Employment, you shall:

2.5.1.
Notify the Company in writing of the fact of the approach or offer and the identity of the person making the approach or offer as soon as possible; and

2.5.2.
Upon request, provide a copy of any written offer as soon as possible; and

2.5.3.
Give the person making the offer a copy of this Schedule 1 within five working days of the offer being made.

The obligations in this Paragraph 2.5 are continuing obligations and shall also apply if, at any time subsequent to the relevant approach or offer being made but before the expiry of the last of the covenants in this Paragraph 2 the business making the offer or approach so competes with any Group Company’s business.

2.6.
Each of the restrictions in this Paragraph 2 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

2.7.
If your employment is transferred to any firm, company, person or entity other than a Group Company (the New Employer) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this Paragraph 2, protecting the confidential information, trade secrets and business connections of the New Employer.

2.8.
You will, at our request and expense, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this Paragraph 2 (or such of those restrictions as may be appropriate) in relation to that Group Company.